EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 21, 2012, relating to the financial statements and financial highlights which appear in the July 31, 2012 Annual Report to Shareholders of Delaware Corporate Bond Fund, Delaware Extended Duration Bond Fund, Delaware High-Yield Opportunities Fund, Delaware Core Bond Fund and Delaware Diversified Floating Rate Fund (constituting the Delaware Group Income Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 26, 2012